Exhibit 99.1

Nassda Contact:

Tammy Liu

Nassda Corporation

(408) 327-7710

tammy@nassda.com or ir@nassda.com

Nassda Revises Expectations for Second Quarter of Fiscal 2003

Santa Clara, Calif., April 2, 2003 – Nassda Corporation (Nasdaq: NSDA), a leading provider of full-chip circuit simulation and analysis software for the design and verification of complex semiconductors, today announced that it is revising its revenue and earnings expectations for its second fiscal quarter ended March 31, 2003. Nassda now estimates revenue of approximately $8.8 million and net income of $0.04 per fully diluted share. These revised estimates are below its previously stated expectations of revenue of $11.2 million to $11.6 million and fully diluted earnings per share of approximately $0.07.

The shortfalls were primarily due to the prolonged economic slowdown, customers’ further reducing or delaying their capital budget spending, postponing purchases, particularly by the major accounts, and increase in competitive pricing pressure. These factors together have contributed to both the substantial lengthening of the sales cycle and unexpected decrease in orders.

For the third quarter of fiscal 2003, Nassda expects revenue of approximately $7.0 million and net income of approximately $0.00 per fully diluted share. For the fiscal year 2003, Nassda now expects revenue of approximately $33.9 million to $34.1 million and net income of $0.11 to $0.12 per fully diluted share as compared to the earlier estimates of $45 million to $47 million in revenue and net income of $0.31 to $0.33 per fully diluted share.

Nassda will host a conference call today at 2:30 p.m. PST, 5:30 p.m. EST, regarding this announcement. A live webcast of the call will be available on Nassda’s web site at http://www.nassda.com or http://www.companyboardroom.com. Following completion of the call, a rebroadcast of the webcast will be available at http://www.nassda.com or http://www.companyboardroom.com through April 15, 2003. Those without internet access may listen to a replay of the call by dialing (719) 457-0820, access code 464047. The replay will be available from 5:00 p.m. PST on April 2, 2003 through April 15, 2003.

Nassda will also host its earnings conference call for the quarter ended March 31, 2003 on Wednesday, April 16, 2003 at 2:00 p.m. PDT. A live webcast of the call will be available on Nassda’s Web site at http://www.nassda.com or http://www.companyboardroom.com. Following the completion of the call, a rebroadcast of the webcast will be available at http://www.nassda.com or http://www.companyboardroom.com through April 23, 2003. Those without internet access may listen to a replay of the call by dialing (719) 457-0820, access code 389514. The replay will be available from 5:00 p.m. PDT on April 16, 2003 through April 23, 2003.

About Nassda

Nassda Corporation (Nasdaq: NSDA) is a leading provider of full-chip circuit verification software for complex nanometer semiconductors. Headquartered in Santa Clara, California, the company develops and markets simulation and analysis solutions for advanced ICs, especially for analog, memory, high-performance digital, and mixed-signal SoC designs. Nassda’s products enable first silicon success and improve product quality and production yield for its consumer, communication, computer and memory customers. The company has sales and distribution offices throughout the world. For more information about Nassda, please visit the company’s website at http://www.nassda.com.

Forward Looking Statements

This press release contains forward-looking statements regarding the future revenue, net income, and earnings per share that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty, including without limitation, compliance of transactions entered into during the quarter with Nassda’s revenue recognition policy; any adjustments made to the operating results after the close of the quarter; the results of the review of Nassda’s independent auditors, Nassda’s product development schedules, the design performance of Nassda’s existing and new electronic design automation software and other tools, as well as customer’s adoption of Nassda’s products and those customer’s design and manufacturing schedules. In addition, reduced capital spending or delayed implementation of programs due to adverse general economic conditions and reduced demand for products containing complex nanometer-scale semiconductors may impact Nassda’s future performance. These risks, uncertainties and other factors may cause Nassda’s actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. For additional information and considerations regarding the risks faced by Nassda, see Nassda’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

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Nassda is a registered trademark of Nassda Corporation.